Exhibit 99.1

FOR IMMEDIATE RELEASE

February 20, 2024

Investor Relations: Brian Brungardt, Director of Investor Relations, 214-721-9353, brian.brungardt@enlink.com

Media Relations: Megan Wright, Director of Corporate Communications, 214-721-9694, megan.wright@enlink.com

EnLink Midstream Reports Fourth Quarter and Full-Year 2023 Results, Provides 2024 Financial Guidance

DALLAS, February 20, 2024 — EnLink Midstream, LLC (NYSE: ENLC) (EnLink) today reported financial results for the fourth quarter and full-year 2023 and provided 2024 financial guidance.

Highlights

•	Reported net income of $100.1 million and $350.0 million for the fourth quarter of 2023 and full-year 2023, respectively, and net cash provided by operations of $360.7 million and $1.22 billion for the fourth quarter and full-year 2023, respectively.
•	Generated adjusted EBITDA, net to EnLink, of $350.8 million and $1.35 billion for the fourth quarter of 2023 and full-year 2023, respectively. Grew full-year 2023 adjusted EBITDA 5% compared to 2022.
•	Delivered free cash flow after distributions (FCFAD) of $79.4 million and $247.0 million for the fourth quarter of 2023 and full-year 2023, respectively, driven by strong operational results.
•	Increased returns to unitholders by raising the quarterly distribution approximately 6% to $0.1325 per unit and repurchasing approximately $90 million in common units during the fourth quarter, bringing total common unit repurchases for 2023 to $250 million[1]. Since EnLink began a consistent unit repurchase program in late 2021, EnLink has repurchased approximately 9% of its outstanding common units[2].
•	Expects continued growth in 2024 with a guidance range of $1.31 billion to $1.41 billion, which represents adjusted EBITDA growth in our base business of approximately 4% over 2023, excluding the effects of legacy contract resets and the divestiture of non-core ORV assets.
•	Expects to generate approximately $290 million in FCFAD based on the midpoint of 2024 guidance.

"EnLink delivered another record year by generating adjusted EBITDA of $1.35 billion, achieving the midpoint of 2023 guidance and 5% growth over the prior year,” EnLink Chief Executive Officer Jesse Arenivas said. "Through solid execution and operational excellence, we delivered on our 2023 guidance metrics for adjusted EBITDA and free cash flow after distributions, safely launched operations of our North Texas carbon capture and sequestration project with BKV, executed an upsized $250 million common unit repurchase program, and raised our quarterly distribution in early 2023.

"We remain committed to returning capital to our investors in 2024, as reflected in the recent decision to raise our distribution for the fourth quarter of 2023 and to initiate our third annual unit repurchase authorization of at least $200 million. We expect the positive momentum to continue this year across our business segments, including in our two largest segments - the Permian and Louisiana - while also continuing to capitalize on our first mover status to secure carbon dioxide (CO2) transportation projects across the Gulf Coast."

Adjusted EBITDA and FCFAD used in this press release are non-GAAP measures and are explained in greater detail under "Non-GAAP Financial Information" below.

1Includes $41.5 million of common units repurchased from GIP pursuant to our Unit Repurchase Agreement, which settled on February 19, 2024.

2Approximately 42 million common units repurchased since December 31, 2021, including units repurchased from GIP, which settled on February 19, 2024. At December 31,2021, there were approximately 484 million common units outstanding.

Fourth Quarter and Full-Year 2023 Results

$MM, unless noted	Fourth Quarter 2023	Full-Year 2023
Net Income (1)	100	350
Adjusted EBITDA, net to EnLink	351	1,350
Net Cash Provided by Operating Activities	361	1,223
Capex, net to EnLink, Plant Relocation Costs, & Investment Contributions	122	493
Free Cash Flow After Distributions	79	247
Debt to Adjusted EBITDA, net to EnLink(2) at December 31, 2023		3.3	x
Common Units Outstanding at February 14, 2024		453,176,911

(1) Net income is before non-controlling interest.

(2) Calculated according to credit facility leverage covenant.

2024 Financial Guidance

$MM, unless noted	2024 Guidance
Net Income (1)	370 - 470
Adjusted EBITDA, net to EnLink	1,310 - 1,410
Capex, Plant Relocation Costs, net to EnLink, & Investment Contributions	435 - 485
Growth Capex & Plant Relocation Costs, net to EnLink	345 - 375
Maintenance Capex, net to EnLink	85 - 95
Investment Contributions	5 -15
Free Cash Flow After Distributions	265 - 315
Annualized 4Q23 Declared Distribution per Common Unit	$0.53/unit

(1) Net income is before non-controlling interest.

•	Adjusted EBITDA, net to EnLink, for 2024 is forecast to continue the trend of modest growth, with implied organic growth at the midpoint of guidance representing 4% growth in our base business over full-year 2023, when excluding the approximately $50 million impact from legacy contract resets and the non-core asset sale.
•	The two largest segments, the Permian and Louisiana, are forecast to generate approximately 60% of segment profit.
•	Capital expenditures are focused on high-return, capital-efficient projects.
•	FCFAD of $290 million is forecast at the midpoint of guidance. This reflects a significant increase in FCFAD compared to 2023 as adjusted EBITDA growth and reduced investment contributions lead to a positive variance.
•	EnLink's Board of Directors has reauthorized a unit repurchase program for 2024 and set the amount available for repurchase at $200 million. This represents the third consecutive year with at least a $200 million unit repurchase authorization.

Segment Updates

Permian:

•	Segment profit for the fourth quarter of 2023 was $105.9 million, including $9.6 million of operating expenses related to plant relocation and $4.0 million of unrealized derivative gains. Excluding plant relocation operating expenses and unrealized derivative activity, segment profit in the fourth quarter of 2023 decreased approximately 1% sequentially but grew approximately 11% over the fourth quarter of 2022.

•	Average natural gas gathering volumes for the fourth quarter of 2023 were approximately 6% higher compared to the third quarter of 2023 and approximately 23% higher compared to the fourth quarter of 2022. Average natural gas processing volumes for the fourth quarter of 2023 were approximately 4% higher sequentially and approximately 20% higher compared to the prior year period. EnLink continues to benefit from strong producer drilling activity on its Permian footprint.
•	Tiger II, EnLink's third plant relocation to the Permian, remains on schedule and on budget with an in-service date expected in the second quarter of 2024. EnLink expects to spend approximately $15 million net to EnLink in 2024 related to relocating processing capacity. Similar to EnLink's prior plant relocations, these costs will be recognized as operating expense.
•	Average crude oil gathering volumes for the fourth quarter of 2023 were approximately 6% higher compared to the third quarter of 2023 and approximately 32% higher compared to the fourth quarter of 2022.
•	Segment profit for 2024 is expected to range from $420 million to $490 million. Including plant relocation expenses of $14 million and $30 million for 2023 and 2024, respectively, segment profit is forecast to grow approximately 15% over 2023, driven primarily by strong producer activity in both the Midland and Delaware basins.

Louisiana:

•	Segment profit for the fourth quarter of 2023 was $103.6 million, including unrealized derivative gains of $0.9 million. Excluding unrealized derivative activity, segment profit in the fourth quarter of 2023 grew approximately 10% sequentially, impacted by normal seasonal effects in the natural gas liquids (NGL) segment, and grew approximately 2% over the fourth quarter of 2022.
•	Average natural gas transportation volumes for the fourth quarter of 2023 were flat compared to the third quarter of 2023 but were approximately 21% lower compared to the fourth quarter of 2022.
•	Average NGL fractionation volumes for the fourth quarter of 2023 were approximately 6% higher compared to the third quarter of 2023 and 1% higher compared to the fourth quarter of 2022.
•	EnLink divested the non-core Ohio River Valley assets during the fourth quarter of 2023. EnLink received gross proceeds of approximately $70 million, which represented an EBITDA multiple of approximately 6x.
•	Segment profit for 2024 is expected to range from $405 million to $435 million. Segment profit is forecast to grow approximately 7% over 2023, driven primarily by tighter supply and demand dynamics and higher rates for natural gas services.

Oklahoma:

•	Segment profit for the fourth quarter of 2023 was $112.0 million, including unrealized derivative gains of $1.3 million. Excluding unrealized derivative activity, segment profit in the fourth quarter of 2023 grew approximately 1% sequentially and grew approximately 7% over the fourth quarter of 2022.
•	Average natural gas gathering volumes for the fourth quarter of 2023 were flat compared to the third quarter of 2023 but were approximately 15% higher compared to the fourth quarter of 2022.
•	Average natural gas processing volumes for the fourth quarter of 2023 were flat when compared to the third quarter of 2023 but were 9% higher compared to the fourth quarter of 2022.
•	Segment profit for 2024 is expected to range from $375 million to $405 million. Segment profit is forecast to decline approximately 8% driven by a one-time rate reset on legacy gathering and processing (G&P) contracts.

North Texas:

•	Segment profit for the fourth quarter of 2023 was $68.6 million, including unrealized derivative gains of $0.7 million. Excluding unrealized derivative activity, segment profit in the fourth quarter of 2023 decreased approximately 2% sequentially and decreased approximately 10% over the fourth quarter of 2022.
•	Average natural gas gathering volumes for the fourth quarter of 2023 were 1% lower compared to the third quarter of 2023 and 9% lower over the fourth quarter of 2022.
•	Average natural gas processing volumes for the fourth quarter of 2023 were 1% lower compared to the third quarter of 2023 and 5% lower compared to the fourth quarter of 2022.
•	Segment profit for 2024 is expected to range from $230 million to $250 million. Segment profit is forecast to decline approximately 13% driven by a one-time rate reset on legacy G&P contracts.

Fourth Quarter, Full-Year 2023 Earnings Call Details

EnLink will host a webcast and conference call to discuss fourth quarter and full-year 2023 results on February 21, 2024, at 8 a.m. Central time. The conference call will be broadcast via an internet webcast, which can be accessed on the Investors page of EnLink's website at http://investors.enlink.com. Interested parties can access an archived replay of the webcast on EnLink's website for at least 90 days following the event.

About EnLink Midstream

Headquartered in Dallas, EnLink Midstream (NYSE: ENLC) provides integrated midstream infrastructure services for natural gas, crude oil, condensate, and NGLs, as well as CO2 transportation for carbon capture and sequestration (CCS). Our large-scale, cash-flow-generating asset platforms are in premier production basins and core demand centers, including the Permian Basin, Louisiana, Oklahoma, and North Texas. EnLink is focused on maintaining the financial flexibility and operational excellence that enables us to strategically grow and create sustainable value. Visit www.EnLink.com to learn how EnLink connects energy to life.

Non-GAAP Financial Information

This press release contains non-generally accepted accounting principles financial measures that we refer to as adjusted EBITDA and free cash flow after distributions (FCFAD).

We define adjusted EBITDA as net income (loss) plus (less) interest expense, net of interest income; depreciation and amortization; impairments; (income) loss from unconsolidated affiliate investments; distributions from unconsolidated affiliate investments; (gain) loss on disposition of assets; (gain) loss on extinguishment of debt; unit-based compensation; income tax expense (benefit); unrealized (gain) loss on commodity derivatives; costs associated with the relocation of processing facilities; accretion expense associated with asset retirement obligations; transaction costs; non-cash expense related to changes in the fair value of contingent consideration; (non-cash rent); and (non-controlling interest share of adjusted EBITDA from joint ventures).

We define free cash flow after distributions as adjusted EBITDA, net to ENLC, plus (less) (growth and maintenance capital expenditures, excluding capital expenditures that were contributed by other entities and relate to the non-controlling interest share of our consolidated entities); (interest expense, net of interest income); (distributions declared on common units); (cash distributions earned by the Series B Preferred Units and the Series C Preferred Units); (payment to redeem mandatorily redeemable non-controlling interest); (costs associated with the relocation of processing facilities, excluding costs that were contributed by other entities and relate to the non-controlling interest share of our consolidated entities); non-cash interest (income)/expense; (contributions to investment in unconsolidated affiliates); (payments to terminate interest rate swaps); (current income taxes); and proceeds from the sale of equipment and land.

EnLink believes these measures are useful to investors because they may provide users of this financial information with meaningful comparisons between current results and previously-reported results and a meaningful measure of the company’s cash flow after it has satisfied the capital and related requirements of its operations. In addition, adjusted EBITDA is used as a metric in our short-term incentive program for compensating employees and in our performance awards for executives.

Adjusted EBITDA and free cash flow after distributions, as defined above, are not measures of financial performance or liquidity under GAAP. They should not be considered in isolation or as an indicator of EnLink’s performance. Furthermore, they should not be seen as a substitute for metrics prepared in accordance with GAAP. Reconciliations of these measures to their most directly comparable GAAP measures are included in the following tables. See ENLC’s filings with the Securities and Exchange Commission for more information.

Other definitions and explanations of terms used in this press release

Segment profit (loss) is defined as revenues, less cost of sales (exclusive of operating expenses and depreciation and amortization), less operating expenses. Segment profit (loss) includes non-cash compensation expenses reflected in operating expenses. See “Item 8. Financial Statements and Supplementary Data - Note 15 - Segment Information” in ENLC’s Annual Report on Form 10-K for the year ended December 31, 2022, and, when available, “Item 8. Financial Statements and Supplementary Data - Note 16—Segment Information” in ENLC’s Annual Report on Form 10-K for the year ended December 31, 2023, for further information about segment profit (loss).

The Ascension JV is a joint venture between a subsidiary of EnLink and a subsidiary of Marathon Petroleum Corporation in which EnLink owns a 50% interest and Marathon Petroleum Corporation owns a 50% interest. The Ascension JV, which began operations in April 2017, owns an NGL pipeline that connects EnLink’s Riverside fractionator to Marathon Petroleum Corporation’s Garyville refinery.

The Delaware Basin JV is a joint venture between EnLink and an affiliate of NGP Natural Resources XI, L.P. ("NGP") in which EnLink owns a 50.1% interest and NGP owns a 49.9% interest. The Delaware Basin JV, which was formed in August 2016, owns the Lobo processing facilities and the Tiger processing plant located in the Delaware Basin in Texas.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Although these statements reflect the current views, assumptions and expectations of our management, the matters addressed herein involve certain assumptions, risks and uncertainties that could cause actual activities, performance, outcomes and results to differ materially from those indicated herein. Therefore, you should not rely on any of these forward-looking statements. All statements, other than statements of historical fact, included in this press release constitute forward-looking statements, including, but not limited to statements identified by the words “forecast,” “may,” “believe,” “will,” "shall," “should,” “plan,” “predict,” “anticipate,” “intend,” “estimate,” “expect,” "continue," and similar expressions. Such forward-looking statements include, but are not limited to, statements about guidance, projected or forecasted financial and operating results, future results and growth of our CCS business, expected financial and operational expected financial and operational results associated with certain projects, acquisitions, or growth capital expenditures, timing for completion of construction or expansion projects, results in certain basins, profitability, financial or leverage metrics, cost savings or operational, environmental and climate change initiatives, our future capital structure and credit ratings, objectives, strategies, expectations, and intentions, the impact of weather related events on us and our financial results and operations, and other statements that are not historical facts. Factors that could result in such differences or otherwise materially affect our financial condition, results of operations, or cash flows, include, without limitation, (a) potential conflicts of interest of Global Infrastructure Partners ("GIP") with us and the potential for GIP to favor GIP’s own interests to the detriment of our unitholders, (b) GIP’s ability to compete with us and the fact that it is not required to offer us the opportunity to acquire additional assets or businesses, (c) a default under GIP’s credit facility or a change in control of GIP could result in a change in control of us, could adversely affect the price of our common units, and could result in a default or prepayment event under our credit facility and certain of our other debt, (d) the dependence on key customers for a substantial portion of the natural gas and crude that we gather, process, and transport, (e) developments that materially and adversely affect our key customers or other customers, (f) adverse developments in the midstream business that may reduce our ability to make distributions, (g) competition for crude oil, condensate, natural gas, and NGL supplies and any decrease in the availability of such commodities, (h) decreases in the volumes that we gather, process, fractionate, or transport, (i) increasing scrutiny and changing expectations from stakeholders with respect to our environment, social, and governance practices, (j) our ability to receive or renew required permits and other approvals, (k) increased federal, state, and local legislation, and regulatory initiatives, as well as government reviews relating to hydraulic fracturing resulting in increased costs and reductions or delays in natural gas production by our customers, (l) climate change legislation and regulatory initiatives resulting in increased operating costs and reduced demand for the natural gas and NGL services we provide, (m) changes in the availability and cost of capital, (n) volatile prices and market demand for crude oil, condensate, natural gas, and NGLs that are beyond our control, (o) our debt levels could limit our flexibility and adversely affect our financial health or limit our flexibility to obtain financing and to pursue other business opportunities, (p) operating hazards, natural disasters, weather-related issues or delays, casualty losses, and other matters beyond our control, (q) reductions in demand for NGL products by the petrochemical, refining, or other industries or by the fuel markets, (r) impairments to goodwill, long-lived assets and equity method investments, (s) construction risks in our major development projects, (t) challenges we may face in connection with our strategy to build a CCS transportation business and to enter into other new lines of business related to the energy transition, including entry into the CCS business, (u) our ability to effectively integrate and manage assets we acquire through acquisitions, and (v) the effects of existing and future laws and governmental regulations, including environmental and climate change requirements and other uncertainties. These and other applicable uncertainties, factors, and risks are described more fully in EnLink Midstream, LLC’s filings with the Securities and Exchange Commission, including EnLink Midstream, LLC’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. EnLink Midstream, LLC assumes no obligation to update any forward-looking statements.

The EnLink management team based the forecasted financial information included herein on certain information and assumptions, including, among others, the producer budgets / forecasts to which EnLink has access as of the date of this press release and the projects / opportunities expected to require capital expenditures as of the date of this press release. The assumptions, information, and estimates underlying the forecasted financial information included in the guidance information in this press release are inherently uncertain and, though considered reasonable by the EnLink management team as of the date of its preparation, are subject to a wide variety of significant business, economic, and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the forecasted financial information. Accordingly, there can be no assurance that the forecasted results are indicative of EnLink's future performance or that actual results will not differ materially from those presented in the forecasted financial information. Inclusion of the forecasted financial information in this press release should not be regarded as a representation by any person that the results contained in the forecasted financial information will be achieved.

EnLink Midstream, LLC

Selected Financial Data

(All amounts in millions except per unit amounts)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Total revenues (1)	$1,856.3	$2,050.3	$6,900.1	$9,542.1

Operating costs and expenses:
Cost of sales, exclusive of operating expenses and depreciation and amortization (2)	1,320.5	1,542.1	4,856.1	7,572.8
Operating expenses	145.7	138.3	558.2	524.9
Depreciation and amortization	167.6	164.9	657.1	639.4
Impairments	—	—	20.7	—
(Gain) loss on disposition of assets	1.5	14.1	(0.3)	18.0
General and administrative	27.7	33.3	115.5	125.2
Total operating costs and expenses	1,663.0	1,892.7	6,207.3	8,880.3
Operating income	193.3	157.6	692.8	661.8
Other income (expense):
Interest expense, net of interest income	(66.5)	(74.0)	(271.7)	(245.0)
Loss on extinguishment of debt	—	—	—	(6.2)
Loss from unconsolidated affiliate investments	(4.5)	(1.6)	(8.2)	(5.6)
Other income (expense)	0.1	0.2	(0.1)	0.8
Total other expense	(70.9)	(75.4)	(280.0)	(256.0)
Income before non-controlling interest and income taxes	122.4	82.2	412.8	405.8
Income tax benefit (expense)	(22.3)	112.0	(62.8)	94.9
Net income	100.1	194.2	350.0	500.7
Net income attributable to non-controlling interest	35.9	34.2	143.8	139.4
Net income attributable to ENLC	$64.2	$160.0	$206.2	$361.3
Net income attributable to ENLC per unit:
Basic common unit	$0.14	$0.34	$0.45	$0.76
Diluted common unit	$0.14	$0.33	$0.44	$0.74

Weighted average common units outstanding (basic)	454.7	471.0	461.7	478.5
Weighted average common units outstanding (diluted)	459.5	477.7	466.0	485.3

(1)	Includes related party revenue of $0.5 million and $0.8 million for the three months ended December 31, 2023 and 2022, respectively, and $2.5 million and $2.2 million for the years ended December 31, 2023 and 2022, respectively.

(2)	Includes related party cost of sales of $1.7 million and $2.9 million for the three months ended December 31, 2023 and 2022, respectively, and $7.5 million and $28.2 million for the years ended December 31, 2023 and 2022, respectively.

EnLink Midstream, LLC

Reconciliation of Net Income to Adjusted EBITDA

(All amounts in millions)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Net income	$100.1	$194.2	$350.0	$500.7
Interest expense, net of interest income	66.5	74.0	271.7	245.0
Depreciation and amortization	167.6	164.9	657.1	639.4
Impairments	—	—	20.7	—
Loss from unconsolidated affiliate investments	4.5	1.6	8.2	5.6
Distributions from unconsolidated affiliate investments	0.1	0.1	2.5	0.7
(Gain) loss on disposition of assets	1.5	14.1	(0.3)	18.0
Loss on extinguishment of debt	—	—	—	6.2
Unit-based compensation	5.0	6.7	19.2	30.4
Income tax expense (benefit)	22.3	(112.0)	62.8	(94.9)
Unrealized (gain) loss on commodity derivatives	(6.9)	(1.8)	12.1	(40.2)
Costs associated with the relocation of processing facilities (1)	9.6	11.7	14.6	43.8
Other (2)	(0.5)	—	0.1	(2.4)
Adjusted EBITDA before non-controlling interest	369.8	353.5	1,418.7	1,352.3
Non-controlling interest share of adjusted EBITDA from joint ventures (3)	(19.0)	(16.3)	(68.7)	(67.7)
Adjusted EBITDA, net to ENLC	$350.8	$337.2	$1,350.0	$1,284.6

(1)	Represents cost incurred to execute discrete, project-based strategic initiatives aimed at realigning available processing capacity from our Oklahoma and North Texas segments to the Permian segment. These costs are not part of our ongoing operations.

(2)	Includes transaction costs, non-cash expense related to changes in the fair value of contingent consideration, accretion expense associated with asset retirement obligations, and non-cash rent, which relates to lease incentives pro-rated over the lease term.

(3)	Non-controlling interest share of adjusted EBITDA from joint ventures includes NGP Natural Resources XI, L.P. ("NGP")'s 49.9% share of adjusted EBITDA from the Delaware Basin JV and Marathon Petroleum Corporation’s 50% share of adjusted EBITDA from the Ascension JV.

EnLink Midstream, LLC

Reconciliation of Net Cash Provided by Operating Activities to Adjusted EBITDA

and Free Cash Flow After Distributions

(All amounts in millions except ratios and per unit amounts)

(Unaudited)

Three Months Ended December 31,	Year Ended December 31, 2023
2023	2022	2023	2022
Net cash provided by operating activities	$360.7	$223.4	$1,222.7	$1,049.3
Interest expense (1)	65.0	70.4	265.3	237.6
Utility credits redeemed (2)	—	(3.2)	(1.5)	(31.1)
Accruals for settled commodity derivative transactions	—	—	—	(1.9)
Distributions from unconsolidated affiliate investment in excess of earnings	0.1	0.1	2.5	0.7
Costs associated with the relocation of processing facilities (3)	9.6	11.7	14.6	43.8
Other (4)	(1.5)	(1.0)	(0.7)	2.3
Changes in operating assets and liabilities which (provided) used cash:
Accounts receivable, accrued revenues, inventories, and other	(62.4)	(243.0)	(155.2)	12.6
Accounts payable, accrued product purchases, and other accrued liabilities	(1.7)	295.1	71.0	39.0
Adjusted EBITDA before non-controlling interest	369.8	353.5	1,418.7	1,352.3
Non-controlling interest share of adjusted EBITDA from joint ventures (5)	(19.0)	(16.3)	(68.7)	(67.7)
Adjusted EBITDA, net to ENLC	350.8	337.2	1,350.0	1,284.6
Growth capital expenditures, net to ENLC (6)	(90.1)	(94.0)	(354.8)	(267.1)
Maintenance capital expenditures, net to ENLC (6)	(16.9)	(11.2)	(69.4)	(44.9)
Interest expense, net of interest income	(66.5)	(67.5)	(271.7)	(238.5)
Distributions declared on common units	(60.0)	(57.6)	(234.3)	(222.5)
ENLK preferred unit cash distributions earned (7)	(24.8)	(23.1)	(97.0)	(93.2)
Payment to redeem mandatorily redeemable non-controlling interest (8)	—	—	(10.5)	—
Costs associated with the relocation of processing facilities, net to ENLC (3)(6)(9)	(5.7)	(11.7)	(0.7)	(43.8)
Contribution to investment in unconsolidated affiliates	(9.7)	(19.6)	(68.1)	(65.9)
Other (10)	2.3	2.6	3.5	3.7
Free cash flow after distributions	$79.4	$55.1	$247.0	$312.4

Actual declared distribution to common unitholders	$60.0	$57.6	$234.3	$222.5
Distribution coverage	4.03	x	4.10	x	3.82	x	4.09	x
Distributions declared per ENLC unit	$0.1325	$0.1250	$0.5075	$0.4625

(1)	Net of amortization of debt issuance costs, net discount of senior unsecured notes, and designated cash flow hedge, which are included in interest expense but not included in net cash provided by operating activities, and non-cash interest income, which is netted against interest expense but not included in adjusted EBITDA.

(2)	Under our utility agreements, we are entitled to a base load of electricity and pay or receive credits, based on market pricing, when we exceed or do not use the base load amounts. In 2021, we received credits from our utility providers based on market rates for our unused electricity during Winter Storm Uri that we have fully redeemed as of December 31, 2023.

(3)	Represents cost incurred to execute discrete, project-based strategic initiatives aimed at realigning available processing capacity from our Oklahoma and North Texas segments to the Permian segment. These costs are not part of our ongoing operations.

(4)	Includes transaction costs, current income tax expense, and non-cash rent, which relates to lease incentives pro-rated over the lease term.

(5)	Non-controlling interest share of adjusted EBITDA from joint ventures includes NGP’s 49.9% share of adjusted EBITDA from the Delaware Basin JV and Marathon Petroleum Corporation’s 50% share of adjusted EBITDA from the Ascension JV.

(6)	Excludes capital expenditures and costs associated with the relocation of processing facilities that were contributed by other entities and relate to the non-controlling interest share of our consolidated entities.

(7)	Represents the cash distributions earned by the ENLK Series B Preferred Units and ENLK Series C Preferred Units, which are not available to common unitholders.

(8)	In January 2023, we settled the redemption of the mandatorily redeemable non-controlling interest in one of our non-wholly owned subsidiaries.

(9)	Includes a one-time $8.0 million contribution from an affiliate of NGP in May 2023 in connection with the Delaware Basin JV’s purchase of the Cowtown processing plant.

(10)	Includes non-cash interest expense, current income tax expense, and proceeds from the sale of surplus or unused equipment and land, which occurred in the normal operation of our business.

EnLink Midstream, LLC

Operating Data

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Midstream Volumes:
Permian Segment
Gathering and Transportation (MMBtu/d)	1,943,500	1,584,700	1,800,900	1,506,600
Processing (MMBtu/d)	1,769,100	1,475,900	1,662,400	1,422,200
Crude Oil Handling (Bbls/d)	186,700	141,800	165,300	156,300
Louisiana Segment
Gathering and Transportation (MMBtu/d)	2,474,700	3,113,900	2,495,000	2,828,200
Crude Oil Handling (Bbls/d)	6,500	17,600	14,900	17,400
NGL Fractionation (Gals/d)	8,017,600	7,971,200	7,705,700	7,957,800
Brine Disposal (Bbls/d)	1,000	2,900	2,500	3,000
Oklahoma Segment
Gathering and Transportation (MMBtu/d)	1,228,100	1,071,500	1,221,000	1,031,200
Processing (MMBtu/d)	1,180,800	1,085,000	1,182,000	1,057,600
Crude Oil Handling (Bbls/d)	25,300	28,400	25,300	23,800
North Texas Segment
Gathering and Transportation (MMBtu/d)	1,544,800	1,704,300	1,579,400	1,547,600
Processing (MMBtu/d)	725,200	764,900	734,600	705,100

EnLink Midstream, LLC

2024 Guidance Reconciliation of Net Income to Adjusted EBITDA and Free Cash Flow After Distributions

(All amounts in millions)

(Unaudited)

2024 Outlook (1)
Midpoint
Net income of EnLink (2)	$420
Interest expense, net of interest income	263
Depreciation and amortization	632
Income from unconsolidated affiliate investments	(19)
Distributions from unconsolidated affiliate investments	6
Unit-based compensation	24
Income taxes	90
Plant relocation costs (3)	29
Other (4)	5
Adjusted EBITDA before non-controlling interest	1,450
Non-controlling interest share of adjusted EBITDA (5)	(90)
Adjusted EBITDA, net to EnLink Midstream, LLC	1,360
Growth capital expenditures, net to EnLink and plant relocation costs (3)(6)	(360)
Maintenance capital expenditures, net to ENLK (6)	(90)
Interest expense, net of interest income	(263)
Common distributions declared	(237)
Preferred unit accrued cash distributions (7)	(102)
Unconsolidated affiliate investment contributions	(10)
Other (8)	(8)
Free cash flow after distributions	$290

(1)	Represents the forward-looking net income guidance of EnLink Midstream, LLC for the year ended December 31, 2024. The forward-looking net income guidance excludes the potential impact of gains or losses on derivative activity, gains or losses on disposition of assets, impairment expense, gains or losses as a result of legal settlements, gains or losses on extinguishment of debt, the financial effects of future acquisitions, and proceeds from the sale of equipment. The exclusion of these items is due to the uncertainty regarding the occurrence, timing and/or amount of these events.

(2)	Net income includes estimated net income attributable to NGP Natural Resources XI, L.P.'s ("NGP") 49.9% share of net income from the Delaware Basin JV and Marathon Petroleum Corp.'s ("Marathon") 50% share of net income from the Ascension JV.

(3)	Represents cost incurred to execute discrete, project-based strategic initiatives aimed at realigning available processing capacity from our Oklahoma and North Texas segments to the Permian segment. These costs are not part of our ongoing operations.

(4)	Includes (i) estimated accretion expense associated with asset retirement obligations and (ii) estimated non-cash rent, which relates to lease incentives pro-rated over the lease term.

(5)	Non-controlling interest share of adjusted EBITDA includes estimates for NGP's 49.9% share of adjusted EBITDA from the Delaware Basin JV and Marathon's 50% share of adjusted EBITDA from the Ascension JV.

(6)	Excludes capital expenditures and plant relocation costs that are contributed by other entities and relate to the non-controlling interest share of our consolidated entities.

(7)	Represents the cash distributions earned by the ENLK Series B Preferred Units and ENLK Series C Preferred Units, which are not available to common unitholders.

(8)	Includes non-cash interest expense and current income tax expense.

EnLink does not provide a reconciliation of forward-looking net cash provided by operating activities to adjusted EBITDA because the Company is unable to predict with reasonable certainty changes in working capital, which may impact cash provided or used during the year. Working capital includes accounts receivable, accounts payable, and other current assets and liabilities. These items are uncertain and depend on various factors outside the Company’s control.